EXHIBIT 99.2

Synthesis Energy Systems Appoints Robert F. Anderson to its Board of Directors

HOUSTON, March 12, 2018 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SES), a global leader in the clean and efficient production of low-cost synthesis gas for high value energy and chemical products, announces the appointment of Mr. Robert F. Anderson to its Board of Directors. Mr. Anderson’s appointment brings the Company’s Board to eight directors, including six independent directors.

Mr. Anderson brings to SES an extensive commercial and transactional background in the international electric power business, having led global sales teams for GE Corporation for 35 years, prior to his retirement in 2017 and, prior to GE, having grown the brand of Stewart & Stevenson. Most recently, he served as Vice President, GE Packaged Power Inc., and General Manager of GE’s Fast Power Americas with $1B in revenue. His tenure with GE also included serving as General Manager, Global Sales with strategic responsibility for a worldwide products and services sales force for GE Aero Energy in its aero-derivative gas turbine product line. In 2010, when GE Aero became part of GE Distributed Power, Mr. Anderson was the leader for sales of GE Aero Energy Americas. In this role, he was responsible for heading up the team that launched GE’s first installation of the high efficiency 100MW LMS100 aero-derivative gas turbine system at North Dakota’s Basin Electric Power Cooperative which provides electricity to nine states, and the first 50HZ, LMS100 aero-derivative turbines for Colbún, a leading electric power company, in Chile.

“It is very exciting to have Bob join the SES Board at this key time in our aggressive transformation to a more commercial enterprise now that we have completed demonstration of our technology’s leading performance in the clean energy arena over the last 10 years. I've known Bob for 27 years and he is a tenacious, hands-on pro at driving sales in the power sector. As a director and advisor who will work closely with our team, we believe Bob will help to speed up our commercial success in the current target markets of Eastern Europe, Australia and South America, all of which have important power sectors,” said Lorenzo Lamadrid, Chairman of Synthesis Energy Systems, Inc. “On behalf of the entire Board and executive team, we look forward to Bob's participation and guidance in our international expansion.”

DeLome Fair, President, CEO and Director of Synthesis Energy Systems, Inc., added: “Bob’s front-end expertise in energy industry project transactions is a welcomed addition to SES, and we are excited to have access to Bob’s deep experience in closing large- and small-scale energy project transactions.”

“I am excited to join Synthesis Energy Systems here in Houston. I look forward to working alongside my fellow directors and guiding the marketing team to help advance SES’s commercial projects and to maximize the financial opportunity for SES to create value for all stakeholders. I also look forward to applying my expertise and drive to help the team secure customer order commitments for their superior clean energy technology. There is a tremendous need for SES’s economic, efficient and environmentally responsible technology across multiple markets in regions with expensive or limited natural gas, and huge and growing energy demands. I believe that my commercial development background will be valuable to the Company, and I look forward to enhancing and building the global clean energy opportunity that SES’s technology represents,” said Mr. Anderson.

Mr. Anderson has a Bachelor of Business Administration in International Business from the University of Texas in Austin, and a diploma in Spanish studies from the Universidad Complutense in Madrid, Spain. He volunteers with Boy Scouts of America.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, waste coals, biomass, and municipal solid waste feedstocks. SES: Growth With Blue Skies. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to be correct. Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com